UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2020
 ______________________
Dell Technologies Inc.
(Exact name of registrant as specified in its charter)
 ______________________

Delaware	001-37867	80-0890963
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dell Way
Round Rock
Texas	78682
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 289-3355
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class C Common Stock, par value $0.01 per share	DELL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02    Unregistered Sales of Equity Securities.

As previously reported, on December 11, 2019, Michael Dell, the Chairman and Chief Executive Officer of Dell Technologies Inc. (the “Company”), exercised in part a stock option (the “option”) for 7,700,000 shares of the Company’s Class A common stock. On January 8, 2020, the Company issued to Mr. Dell 3,209,091 shares of Class A common stock upon Mr. Dell’s exercise of the remaining portion of the option at an exercise price of $13.75 per share. The Company received total gross proceeds of approximately $44.1 million from the option exercise on January 8, 2020.

Mr. Dell was granted the option effective on October 29, 2013 upon the closing on that date of the going-private transaction of Dell Inc., a wholly-owned subsidiary of the Company. Upon grant, the option represented the right to purchase a total of 10,909,091 shares of Class A common stock. The option vested and became exercisable with respect to 20% of the shares subject thereto on each of the first, second, third, fourth and fifth anniversaries of the grant date, and was fully vested on October 29, 2018. Following the option exercise reported herein, no more shares of Class A common stock remain available for purchase pursuant to the option.

The issuance of the Class A common stock to Mr. Dell upon the option exercise on January 8, 2020 was made in reliance on the private offering exemption from securities registration under the Securities Act of 1933 afforded by Section 4(a)(2) thereof.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2020	Dell Technologies Inc.
	By:	/s/ Robert Potts
Robert Potts Senior Vice President and Assistant Secretary
(Duly Authorized Officer)

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